Exhibit 99.1

Imation Reports First Quarter 2013 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--May 1, 2013--Imation Corp. (NYSE:IMN) today released financial results for the quarter ended March 31, 2013.

The Company reported Q1 2013 net revenue of $224.4 million, down 14.8 percent from Q1 2012, an operating loss of $14.7 million including special charges of $4.2 million, and a diluted loss per share from continuing operations of $0.39. Excluding special charges, Q1 2013 operating loss would have been $10.5 million and diluted loss per share from continuing operations would have been $0.31 (See Tables Five and Six for non-GAAP measures).

Imation President and Chief Executive Officer Mark Lucas commented: “Imation’s strategic transformation continues to center on leveraging our roots in data storage to build a platform for long-term growth and profitability. In the first quarter, our storage and security solutions business delivered strong results, led by our recently acquired NexsanTM portfolio of products. Additionally, we made good strides in reducing our operating costs and implemented our reorganization into two business units to streamline decision making.” Lucas continued, “Though we are making good progress, we are not yet where we need to be long-term and more work remains.”

Business Update

The Company announced in February that a process would be run to divest both the Memorex and XtremeMac consumer electronic businesses. That process is moving forward and progress has been made in identifying interested parties. The consumer storage business under the MemorexTM and TDK Life on RecordTM brands will be retained.

Starting January 1, 2013, the Company reorganized into two new business segments: Consumer Storage and Accessories (CSA) and Tiered Storage and Security Solutions (TSS). With these two business segments, Imation is becoming a more customer-centric and nimble organization.

Imation’s CSA business unit generates solid cash flows for the Company. This segment includes consumer storage media, primarily optical and flash, as well as storage and electronic accessories. With the planned consumer electronics divestitures, Imation will be able to refocus on storage at the retail level. For example, the Company recently introduced a 3.0 External Solid State Drive with ultra-quick data transfer in a portable form under the TDK Life on Record brand. The CSA business unit plans to launch several other new products in the upcoming quarters.

The TSS business unit provides strategic opportunities for revenue growth and margin expansion. TSS includes both Imation and Nexsan branded tiered and scalable storage solutions, IronKeyTM branded mobile security solutions and commercial storage media. During the quarter, gross margins in the TSS segment increased to 22 percent compared to 19.4 percent in the prior-year period.

Imation’s Nexsan products have strong momentum and posted double-digit growth. The mobile security platform gained a significant win with the Japanese government by landing a contract for Imation’s portable workspace PC on a StickTM product IronKey Workspace 300, which is Microsoft – Certified for Windows to Go. Additionally, Imation launched several other new IronKey flash drives. These storage and security solutions categories delivered gross margins well in excess of 40 percent. Commercial storage media declined 22.4 percent, as expected, driven by magnetic tape.

Lucas concluded, “In the first quarter, our businesses performed as we expected across all major geographies and product categories. Going forward we are continuing to work on introducing differentiated products, building gross margins, improving our cost structure and supporting our two business units. We are committed to achieving growth and profitability, and becoming a key player in data storage and security worldwide.”

Detailed Q1 2013 Analysis

As a result of the planned consumer electronics divestitures, the financial results for those operations are now presented as discontinued operations. The following financial results are presented for continuing operations for the current and prior periods unless otherwise indicated.

Net revenue for Q1 2013 was $224.4 million, down 14.8 percent from Q1 2012. From a segment perspective, TSS grew 1.4 percent and CSA declined 24.9 percent. Foreign currency exchange negatively impacted total Q1 2013 revenues by 2.5 percent.

Gross margin for Q1 2013 was 18.8 percent, down from 20.4 percent in Q1 2012. Gross margin in Q1 2013 was 19.7 percent excluding inventory write offs of $2.1 million, which were part of the Company’s restructuring program, compared to 20.4 percent on the same basis in 2012. TSS gross margin for Q1 2013 was 22.0 percent up from 19.4 percent in Q1 2012. CSA gross margin was 17.7 percent down from 21.0 percent in Q1 2012 (See Table Five for non-GAAP measures).

Selling, general and administrative (SG&A) expenses in Q1 2013 were $49.3 million, down $3.0 million compared with Q1 2012 expenses of $52.3 million. The reduction of 5.7 percent was driven by our cost reduction efforts and prior intangible write-offs, which reduced these costs by approximately 18 percent, partially offset by the Nexsan operating expenses added as a result of the acquisition.

Research and development (R&D) expenses in Q1 2013 were $5.4 million, down $0.2 million compared with Q1 2012 expenses of $5.6 million.

Special charges were $4.2 million in Q1 2013 compared with Q1 2012 charges of $1.3 million.

Operating loss was $14.7 million in Q1 2013 compared with an operating loss of $5.6 million in Q1 2012. Excluding the impact of special charges described above, adjusted operating loss would have been $10.5 million in Q1 2013 compared with adjusted operating loss on the same basis of $4.3 million in Q1 2012 (See Tables Five and Six for non-GAAP measures).

Income tax provision was $0.4 million in Q1 2013 compared with income tax provision of $1.3 million in Q1 2012. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its U.S. results in either period.

Discontinued operations was an after tax loss of $5.5 million in Q1 2013 compared with a $3.0 million loss in Q1 2012. Discontinued operations represent the direct results of the XtremeMac and Memorex consumer electronics businesses and included $1.1 million of restructuring charges in Q1 2013.

Loss per diluted share from continuing operations was $0.39 in Q1 2013 compared with $0.25 in Q1 2012. Excluding the impact of special charges described above, adjusted loss per diluted share would have been $0.31 in Q1 2013 compared with $0.21 in Q1 2012 (See Table Five for non-GAAP measures).

Cash and cash equivalents balance was $98.2 million as of March 31, 2013, down $10.5 million during the quarter, driven primarily by anticipated changes in working capital and payments for restructuring.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, May 1, 2013, and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 1:30 PM Central Time on May 1, 2013, until 11:30 PM Central Time on May 10, 2013, by dialing 855-859-2056 (conference ID 26505626). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations

Table Two - Consolidated Balance Sheets

Table Three - Supplemental Segment and Product Information

Table Four - Additional Information

Table Five - Non-GAAP Financial Measures

Table Six - Non-GAAP Financial Measures

Table Seven - 2012 Financial Information - Discontinued Operations

Table Eight - 2012 Financial Information - Revised Segments

Non-GAAP Financial Measures

The Non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global scalable storage and data security company. The Company's portfolio includes tiered storage and security offerings for business and products designed to manage audio and video information in the home. Imation reaches customers in more than 100 countries through a powerful global distribution network and well recognized brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy including our global restructuring plan; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions including adverse effects of austerity measures and the ongoing sovereign debt crisis in Europe; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the seasonality and volatility of the markets in which we operate; changes in European law or practice related to the imposition or collectability of optical levies; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation; ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facility; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; our ability to meet our revenue growth, gross margin and earnings targets and the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)
	Three Months Ended
	March 31
	2013	2012
Net revenue	$224.4	$263.3
Cost of goods sold	182.3	209.7
Gross profit	42.1	53.6

Operating expense:
Selling, general and administrative	49.3	52.3
Research and development	5.4	5.6
Restructuring and other	2.1	1.3
Total	56.8	59.2

Operating loss from continuing operations	(14.7)	(5.6)

Other expense (income):
Interest income	-	(0.1)
Interest expense	0.7	0.9
Other, net	(0.2)	1.5
Total	0.5	2.3

Loss from continuing operations before income taxes	(15.2)	(7.9)

Income tax provision	0.4	1.3

Loss from continuing operations	(15.6)	(9.2)

Discontinued operations:
Loss from operations of discontinued businesses, net of income taxes	(5.5)	(3.0)

Net loss	$(21.1)	$(12.2)

Loss per common share - basic:
Continuing operations	$(0.39)	$(0.25)
Discontinued operations	(0.14)	(0.08)
Net loss	(0.52)	(0.33)

Loss per common share - diluted:
Continuing operations	$(0.39)	$(0.25)
Discontinued operations	(0.14)	(0.08)
Net loss	(0.52)	(0.33)

Weighted average shares outstanding
Basic	40.4	37.5
Diluted	40.4	37.5

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$98.2	$108.7
Accounts receivable, net	176.2	220.8
Inventories	133.6	166.0
Other current assets	92.2	61.6

Total current assets	500.2	557.1

Property, plant and equipment, net	55.8	58.9
Intangible assets, net	75.8	81.9
Goodwill	70.6	73.5
Other assets	22.7	22.1

Total assets	$725.1	$793.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$136.5	$162.7
Other current liabilities	138.4	158.4
Short-term debt	20.0	20.0

Total current liabilities	294.9	341.1

Other liabilities	50.6	52.0

Total liabilities	345.5	393.1
Commitments and contingencies
Shareholders' equity	379.6	400.4

Total liabilities and shareholders' equity	$725.1	$793.5

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended March 31,		Three months ended March 31,
	2013		2012		% Change
	Revenue	% Total	Revenue	% Total
Consumer Storage and Accessories
Consumer storage media	$114.2	50.9%	$152.7	58.0%	-25.2%
Audio and accessories	7.6	3.4%	9.4	3.6%	-19.1%
Total Consumer Storage and Accessories	121.8	54.3%	162.1	61.6%	-24.9%
Tiered Storage and Security Solutions
Commercial storage media	66.9	29.8%	86.2	32.7%	-22.4%
Storage and security solutions	35.7	15.9%	15.0	5.7%	138.0%
Total Tiered Storage and Security Solutions	102.6	45.7%	101.2	38.4%	1.4%
Total	$224.4	100.0%	$263.3	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Consumer Storage and Accessories	$5.9	4.8%	$16.6	10.2%	-64.5%
Tiered Storage and Security Solutions	(3.0)	-2.9%	(6.5)	-6.4%	-53.8%
Corp/Unallocated (1)	(17.6)	NM	(15.7)	NM	12.1%
Total operating loss from continuing operations	$(14.7)	-6.6%	$(5.6)	-2.1%

	Gross Margin		Gross Margin

Consumer Storage and Accessories	17.7%		21.0%
Tiered Storage and Security Solutions	22.0		19.4
	19.7		20.4
Inventory write-offs related to restructuring programs	(0.9)		0.0
Total	18.8%		20.4%

NM - Not Meaningful

(1) Corporate and unallocated amounts include depreciation and amortization expense, litigation settlement expense, goodwill impairment, intangible impairments, intangible asset abandonment, corporate expense, contingent consideration adjustments, inventory write-offs related to our restructuring programs and restructuring and other expenses which are not allocated to the segments. We believe the presentation of these items in Corporate and unallocated avoids distorting the operating income for our segments.

Table Four

IMATION CORP.
ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)
	Three Months Ended
	March 31
Cash and Cash Flow Information	2013	2012

Cash and cash equivalents - end of period	$98.2	$216.2
Capital Spending	$1.4	$2.0
Depreciation	$2.8	$2.1
Amortization	$3.6	$7.2

Asset Utilization Information *
	March 31	December 31
	2013	2012

Days Sales Outstanding (DSO)	63	59
Days of Inventory Supply	76	89
Debt to Total Capital	5.0%	4.8%

Other Information

Approximate employee count as of March 31, 2013:		1,100
Approximate employee count as of December 31, 2012:		1,230
Book value per share as of March 31, 2013:		$9.37
Shares used to calculate book value per share (millions):		40.5
Imation did not repurchase shares of its stock in the first quarter of 2013.

*These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days. December 31, 2012 amount excludes Nexsan Corporation.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2013			March 31, 2012
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$224.4	$-	$224.4	$263.3	$-	$263.3
Cost of goods sold	182.3	(2.1)	180.2	209.7	-	209.7
Adjusted gross profit	$42.1	$2.1	$44.2	$53.6	$-	$53.6

Adjusted gross margin	18.8%		19.7%	20.4%		20.4%

Operating (loss) income from continuing operations	$(14.7)	$4.2	$(10.5)	$(5.6)	$1.3	$(4.3)

Adjusted income tax provision	$0.4	$1.1	$1.5	$1.3	$-	$1.3

Adjusted (loss) from continuing operations	$(15.6)	$3.1	$(12.5)	$(9.2)	$1.3	$(7.9)

Adjusted (loss) earnings per common share from continuing operations - Diluted	$(0.39)		$(0.31)	$(0.25)		$(0.21)

Adjusted weighted average shares outstanding - Diluted	40.4		40.4	37.5		37.5

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating (loss) income

	Three Months Ended
	March 31
	2013	2012
Operating loss:	$(14.7)	$(5.6)
Restructuring and other
Restructuring	1.5	0.6
Other	0.6	0.7
Inventory write-downs related to restructuring programs included in cost of goods sold	2.1	-
Total adjustments	4.2	1.3
Adjusted operating (loss) income - Non-GAAP	$(10.5)	$(4.3)

Effect on diluted EPS:
(Loss) income from operations	$(0.39)	$(0.25)
Restructuring and other
Restructuring	0.03	0.02
Other	0.01	0.02
Inventory write-downs	0.04	-
Adjusted diluted EPS - Non-GAAP	$(0.31)	$(0.21)

EBITDA:
Operating loss	$(14.7)	$(5.6)
Depreciation	2.8	2.1
Amortization	3.6	7.2
EBITDA	$(8.3)	$3.7
Restructuring and other	2.1	1.3
Inventory write-downs related to restructuring programs included in cost of goods sold	2.1	-
Total adjustments	4.2	1.3
Adjusted EBITDA	$(4.1)	$5.0

EBITDA is defined as operating income less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before goodwill, restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss), adjusted income (loss), adjusted diluted EPS, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Table Seven

IMATION CORP.
2012 FINANCIAL INFORMATION - DISCONTINUED OPERATIONS
CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Year Ended December 31, 2012
	Q1	Q2	Q3	Q4	Total

Net revenue	$263.3	$249.2	$227.4	$266.8	$1,006.7
Cost of goods sold	209.7	199.6	184.3	223.8	817.4
Gross profit	53.6	49.6	43.1	43.0	189.3

Operating expense:
Selling, general and administrative	52.3	47.3	45.8	45.7	191.1
Research and development	5.6	5.5	4.6	4.7	20.4
Intangible impairments	-	-	-	251.8	251.8
Goodwill impairment	-	-	-	23.3	23.3
Restructuring and other	1.3	4.3	(3.6)	19.1	21.1
Total	59.2	57.1	46.8	344.6	507.7

Operating loss	(5.6)	(7.5)	(3.7)	(301.6)	(318.4)

Other expense (income):
Interest income	(0.1)	(0.2)	(0.1)	(0.1)	(0.5)
Interest expense	0.9	0.9	0.6	0.5	2.9
Other, net	1.5	1.1	(0.4)	0.4	2.6
Total	2.3	1.8	0.1	0.8	5.0

Loss before income taxes	(7.9)	(9.3)	(3.8)	(302.4)	(323.4)

Income tax (benefit) provision	1.3	0.2	-	(0.1)	1.4

Loss from continuing operations	(9.2)	(9.5)	(3.8)	(302.3)	(324.8)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	(3.0)	(2.5)	(2.5)	(7.9)	(15.9)

Net (loss) income	$(12.2)	$(12.0)	$(6.3)	$(310.2)	$(340.7)

(Loss) earnings per common share - basic:*
Continuing operations	$(0.25)	$(0.25)	$(0.10)	$(8.13)	$(8.67)
Discontinued operations	(0.08)	(0.07)	(0.07)	(0.21)	(0.42)
Net income	(0.33)	(0.32)	(0.17)	(8.34)	(9.09)

(Loss) earnings per common share - diluted:*
Continuing operations	$(0.25)	$(0.25)	$(0.10)	$(8.13)	$(8.67)
Discontinued operations	(0.08)	(0.07)	(0.07)	(0.21)	(0.42)
Net income	(0.33)	(0.32)	(0.17)	(8.34)	(9.09)

Weighted average shares outstanding
Basic	37.5	37.7	37.4	37.2	37.5
Diluted	37.5	37.7	37.4	37.2	37.5

As of March 31, 2013, we are presenting discontinued operations for two businesses which we plan to divest. The Consolidated Statement of Operations for the Year Ended December 31, 2012 presented above has been prepared including discontinued operations for each quarter and in total for comparative purposes.

*The sum of the quarterly loss per share may not equal the annual loss per share as quarterly calculations are performed on a discrete basis.

Table Eight

IMATION CORP.
2012 FINANCIAL INFORMATION - REVISED SEGMENTS
SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Year Ended December 31, 2012
	Q1	Q2	Q3	Q4	Total

Revenue:
Consumer Storage and Accessories
Consumer storage media	$152.7	$151.1	$133.5	$157.0	$594.3
Audio and accessories	9.4	9.4	8.7	13.5	41.0
Total Consumer Storage and Accessories	162.1	160.5	142.2	170.5	635.3
Tiered Storage and Security Solutions
Commercial storage media	86.2	75.1	72.9	77.4	311.6
Storage and security solutions	15.0	13.6	12.3	18.9	59.8
Total Tiered Storage and Security Solutions	101.2	88.7	85.2	96.3	371.4
Total	$263.3	$249.2	$227.4	$266.8	$1,006.7

Operating income (loss):
Consumer Storage and Accessories	$16.6	$16.0	$12.9	$16.0	$61.5
Tiered Storage and Security Solutions	(6.5)	(6.0)	(6.6)	(7.6)	(26.7)
Corp/Unallocated (1)	(15.7)	(17.5)	(10.0)	(310.0)	(353.2)
Total operating loss	$(5.6)	$(7.5)	$(3.7)	$(301.6)	$(318.4)

As of January 1, 2013, we revised our segment reporting to reflect changes in how we manage our business, review operating performance and allocate resources. We now manage our business through two reporting segments, Tiered Storage and Security Solutions (TSS) and Consumer Storage and Accessories (CSA). Additionally, as of March 31, 2013, we are presenting discontinued operations for two businesses which we plan to divest. The information presented above for the Year Ended December 31, 2012, has been prepared under our new reporting segments and excluding amounts reclassified to discontinued operations for comparative purposes.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
srobinson@imation.com